Exhibit 5.1

1717 Rhode Island Ave. NW

Washington, DC 20036-3026

T (202) 478-6444

F (202) 478-4433

December 29, 2015

Capital One Funding, LLC

140 East Shore Drive, Room 1071-B

Glen Allen, Virginia 23059

Re:	Capital One Multi-asset Execution Trust

Capital One Master Trust

Capital One Funding, LLC (Depositor)

Registration Statement on Form SF-3

Ladies and Gentlemen:

We have acted as counsel for Capital One Funding, LLC, a Virginia limited liability company, in connection with the preparation of the Registration Statement on Form SF-3 (the “Registration Statement”), initially filed on September 10, 2015 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of series (each, a “Series”) of notes (collectively, the “Notes”), each such Series of Notes representing obligations of the Capital One Multi-asset Execution Trust (the “Trust”). Each Series of Notes will be issued pursuant to an indenture, substantially in the form of Exhibit 4.4 to the Registration Statement (the “Master Indenture”), as supplemented by an asset pool supplement, included as Exhibits 4.5 and 4.6 to the Registration Statement (the “Asset Pool Supplement”), and an indenture supplement relating to such Series, substantially in the form of Exhibit 4.7 to the Registration Statement (each, an “Indenture Supplement” and, in each such case, together with the Asset Pool Supplement and the Master Indenture, the “Indenture”), in each case between the Trust and The Bank of New York Mellon, as Indenture Trustee.

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that when the Notes of each Series have been duly executed, authenticated and delivered in accordance with the Indenture, and sold in the manner described in the Registration Statement, any amendment thereto and the prospectus relating thereto, the Notes will be legally issued, fully paid, non-assessable and binding obligations of the Trust, and the holders of the Notes of such Series will be entitled to the benefits of such Indenture, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

This opinion is limited to the laws of the State of New York and the federal laws of the United States of America, and we have not considered and express no opinion on the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the prospectus contained therein. In giving such consent, we do not admit that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ CHAPMAN AND CUTLER LLP

CHAPMAN AND CUTLER LLP